UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 8, 2011

Senesco Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

721 Route 202-206, Suite 130, Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

(908) 864-4444
(Registrant's telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01 Other Events.

On August 8, 2011, Senesco Technologies, Inc. (the “Company”) issued a press release announcing that it has contracted Criterium, Inc. to manage the operational aspects of its Phase Ib/2a clinical study of SNS01-T, the Company’s lead therapeutic candidate for the treatment of multiple myeloma.

Criterium, Inc. is a full-service, global clinical research organization (CRO) that offers a unique mix of high-quality clinical research services and communication processes.  Criterium’s experienced team uses technology-based solutions to manage trials from initial planning to approval.

The Senesco team recently met with their counterparts at Criterium to finalize the operational plans for the conduct and analysis of this open-label, multiple-dose, dose-escalation study, which will evaluate the safety and tolerability of SNS01-T when administered by intravenous infusion to relapsed or refractory multiple myeloma patients. The study design calls for twice-weekly dosing of patients for 6 weeks followed by a 4-week safety data review period before escalating to a higher dose level in a new group of patients. While the primary objective of the initial study is to evaluate safety and tolerability, the effect of SNS01-T on tumor response will also be evaluated using multiple well-established criteria including measurement of the monoclonal protein (M-protein). The study is expected to start in the 3rd quarter of 2011.

A copy of this press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.	Description

99.1	Press Release of Senesco Technologies, Inc. dated August 8, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: August 8, 2011	By: /s/ Leslie J. Browne, Ph.D.
Name: Leslie J. Browne, Ph.D.
Title: President and Chief Executive Officer